Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to Sanofi-Aventis Stock Option Plan 2009 of sanofi-aventis of our reports dated March 3, 2009, with respect to the consolidated financial statements of sanofi-aventis and its subsidiaries included in its Annual Report (Form 20-F) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of sanofi-aventis and its subsidiaries filed with the Securities and Exchange Commission.

Ernst & Young Audit

Represented by Gilles Puissochet and Jacques Pierres

Paris-La Défense, France

March 3, 2009

Gilles Puissochet	Jacques Pierres